Exhibit (r)
SECRETARY’S CERTIFICATE
I, Ryan M. Louvar, Secretary of SPDR® Series Trust (the “Trust”), hereby certify that the following resolution was unanimously approved by the Board of Trustees of the Trust at a meeting duly called and held on February 22-23, 2011, at which a quorum was present and acting throughout and that such resolution has not been rescinded or modified as of the date set forth below:
Resolved, that Ryan M. Louvar, Mark E. Tuttle and Scott E. Habeeb be, and each of them hereby is, authorized to execute and sign on behalf of the Trustees, James Ross, as President of the Trust and Chad Hallett, as Treasurer of the Trust, all amendments to the Trust’s Registration Statement on Form N-1A pursuant to a power of attorney.
In witness whereof, I have hereunto set my hand this 28th day of April, 2011.

/s/ Ryan M. Louvar Ryan M. Louvar
Secretary